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                                                                    Exhibit 99.2

[PRICEWATERHOUSECOOPERS LOGO]

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                                                      PricewaterhouseCoopers LLP
                                                      One North Wacker
                                                      Chicago IL 60606
                                                      Telephone (312) 298 2000

                        Independent Accountant's Report

To the Board of Directors of
VW Credit, Inc. as servicer under
The Pooling and Servicing Agreement
Dated August 10, 2000 and
Bank One as Trustee:

We have examined management's assertion about VW Credit, Inc.'s compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") for the year ended December 31, 2001 included in the accompanying management assertion to the extent the procedures in such program are applicable to the Pooling and Servicing Agreement dated August 10, 2000. As Program Step I., four relating to Escrow Accounts, Program Step III., two, three and four relating to Disbursements Made on Behalf of Investor, Tax, Insurance and Late Payment Penalties, Program Step V., two, three and four relating to Adjustable Rate Mortgages and Program Step VII., one relating to Fidelity Bond and Error and Omissions Policies are not applicable to the servicing obligations set forth in the Pooling and Servicing Agreement, we did not perform the related procedures. Management is responsible for VW Credit, Inc.'s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with the standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about VW Credit, Inc.'s compliance with the minimum servicing standards and performing other such procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on VW Credit, Inc.'s compliance with the minimum servicing standards.

In our opinion, management's assertion that VW Credit, Inc. complied with the aforementioned minimum servicing standards for the year ending December 31, 2001 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

January 25, 2002

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                                                        [VOLKSWAGEN CREDIT LOGO]

                                                          3800 Hamlin Road
                                                          Auburn Hills, MI 48328
                                                          Tel. (248) 754-6886
                                                          Fax (248) 754-4898


March 8, 2002


PricewaterhouseCoopers LLP
400 Renaissance Center
Detroit, MI 48243

Ladies and Gentlemen:

As of and for the year ended December 31, 2001, VW Credit, Inc. and its subsidiaries (the "Company") have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") and the Servicing Agreement dated August 10, 2000.

Sincerely,

/s/ Wolfgang J. Rasper

Wolfgang J. Rasper
Chief Financial Officer, VW Credit, Inc.